CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 29, 2014, relating to the financial statements and financial highlights which appear in the February 28, 2014 Annual Report to Shareholders of JPMorgan Arizona Municipal Bond Fund, JPMorgan Michigan Municipal Bond Fund and JPMorgan Ohio Municipal Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 26, 2014